  Exhibit 10.4
GUIDANCE LINE NOTE

$10,000,000.00	February 26, 2019

FOR VALUE RECEIVED and intending to be legally bound, the undersigned, LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), jointly and severally, promise to pay, in lawful money of the United States of America, to the order of BANKUNITED, N.A., a national banking association (“Lender”), at the address set forth in Section 2.5(a) of the Loan Agreement, the maximum aggregate principal sum of Ten Million and No/100 Dollars ($10,000,000.00) or such lesser sum which represents the principal balance outstanding under the Guidance Line Facility established pursuant to the provisions of that certain Loan Agreement dated of even date herewith, between Borrower and Lender (as it may be supplemented, restated, superseded, amended or replaced from time to time, “Loan Agreement”). The outstanding principal balance hereunder shall be payable in accordance with the terms of the Loan Agreement. The outstanding principal balance of this Note, plus all accrued but unpaid interest, shall be due and payable on the earlier of the Revolving Credit Maturity Date or the Term Loan Maturity Date. The actual amount due and owing from time to time hereunder shall be evidenced by Lender’s records of receipts and disbursements with respect to the Guidance Line Facility, which shall, in the absence of manifest error, be conclusive evidence of the amount. All capitalized terms used herein without further definition shall have the respective meanings ascribed thereto in the Loan Agreement.

Borrower further agrees to pay interest on the outstanding principal balance hereunder from time to time at the per annum rates set forth in the Loan Agreement. Interest shall be calculated on the basis of a year of 360 days but charged for the actual number of days elapsed, and shall be due and payable as set forth in the Loan Agreement.

This Guidance Line Note is that certain Guidance Line Note referred to in the Loan Agreement.

If an Event of Default occurs and is continuing under the Loan Agreement, the unpaid principal balance of this Guidance Line Note along with all accrued and unpaid interest and unpaid Expenses shall become, or may be declared, immediately due and payable as provided in the Loan Agreement. The obligations evidenced by this Guidance Line Note are secured by the Collateral.

This Guidance Line Note may be prepaid only in accordance with the terms and conditions of the Loan Agreement.

Borrower hereby waives protest, demand, notice of nonpayment and all other notices in connection with the delivery, acceptance, performance or enforcement of this Guidance Line Note.

This Guidance Line Note shall be governed by and construed in accordance with the substantive laws of the State of Florida (without giving effect to principles of conflicts of law). The provisions of this Guidance Line Note are to be deemed severable and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions of this Guidance Line Note which shall continue in full force and effect. No modification hereof shall be binding or enforceable against Lender unless approved in writing by Lender.

BORROWER (AND LENDER BY ITS ACCEPTANCE HEREOF) HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER THE LOAN DOCUMENTS.

[EXECUTION PAGES FOLLOW]

[SIGNATURE PAGE OF GUIDANCE LINE NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, Borrower has executed these presents the day and year first above written.

LIGHTPATH TECHNOLOGIES, INC.
a Delaware corporation

By: /s/ J. James Gaynor
J. James Gaynor, President